EXHIBIT TO SCHEDULE 13D/A
AMENDMENT NUMBER 2
OF JENNFIER J. MAKOWIEC, MATTHEW N. HULSIZER,
PEAK6, LLC, PEAK CAPITAL MANAGEMENT LLC
AND PEAK 6 INVESTMENTS L.P.

JOINT FILING AGREEMENT

    PEAK6 Capital Management, LLC ("PEAK6"), PEAK6 Investments, L.P. ("LP"), PEAK6, LLC ("LC"), Jennifer J. Makowiec ("Makowiec"), and Matthew N. Hulsizer ("Hulsizer") hereby agree that the Schedule 13D (as amended to date) to which this statement is attached is filed on behalf PEAK6, the LP, the LLC, Makowiec and Hulsizer, and that any amendments to this Schedule 13D may be files on behalf of PEAK6, the LP, the LLC, Makowiec and Hulsizer.